Exhibit 99.2
FOR IMMEDIATE RELEASE

Press Contacts:
John Stewart	Trip Kucera
Progress Software Corporation	Sonic Software
(781) 280-4101	(781) 999-7142
jstewart@progress.com	trip.kucera@sonicsoftware.com
Progress Software Completes Acquisition of Actional
BEDFORD, Mass.—January 23, 2006—Progress Software Corporation (Nasdaq: PRGS), a global supplier of application infrastructure software used to develop, deploy, integrate and manage business applications, today announced the completion of its acquisition of privately-held Actional Corporation for approximately $32 million, net of cash acquired, in cash and shares of Progress common stock. Actional is a leading provider of Web services management (WSM) software for visibility and run-time governance of distributed IT systems in a service-oriented architecture (SOA). Actional is now part of Sonic Software, the inventor and leading provider of the enterprise service bus, and an operating unit of Progress Software Corporation. The acquisition was initially announced on January 19, 2005
(http://investors.progress.com/phoenix.zhtml?c=86919&p=irol-newsArticle&ID=806035).
The shares of Progress common stock being issued pursuant to the merger agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Actional
Actional’s enterprise-class solutions address the critical challenges of securing, monitoring and managing SOA environments. Leveraging leading technology and services, customers achieve the end-to-end transaction visibility required for performance, Web services management and SLA adherence. Actional’s proven solutions are designed for each stage of migration from Web services pilots to production SOA. Actional is based in Mountain View, Calif. For more information, please visit www.actional.com.
About Sonic Software
Sonic Software is the inventor and leading provider of the enterprise service bus (ESB), a new communication and integration infrastructure that supports the enterprise requirements of a service-oriented architecture (SOA). Sonic’s technology delivers the scalability, security, continuous availability and management capabilities necessary to connect, integrate and control distributed, mission critical business processes. Over 1,000 customers use Sonic products to achieve broad-scale interoperability of IT systems and the flexibility to adapt these systems to ever-changing business needs.
Sonic Software is an operating company of Progress Software Corporation (Nasdaq: PRGS), a global software industry leader. Headquartered in Bedford, Mass., Sonic Software can be reached on the Web at http://www.sonicsoftware.com, or by phone at +1-781-999-7000 or 1-866-GET-SONIC.
About Progress Software Corporation
Progress Software Corporation (Nasdaq:PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications through its operating units: Progress OpenEdge Division, Sonic Software, DataDirect Technologies, and Progress Real Time Division. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.